NEWS RELEASE
Contact:	Alan Hill
VP. Corp. Communications
703-234-6854
alan.hill@si-intl.com

Former NSA & FBI Executive Maureen Baginski Joins
SI International Board of Directors

RESTON, VA — October 10, 2006 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, announced today that Maureen Baginski has been appointed to the Company’s Board of Directors.  Ms. Baginski has a distinguished background with almost three decades of service in the United States Intelligence Community. The Company’s board now totals eleven, eight of whom are independent directors.

From 2003 to 2005, Ms. Baginski served as the FBI’s Executive Assistant Director for Intelligence where she was responsible for establishing and managing the FBI’s first-ever intelligence program.  Her mission was to adapt FBI intelligence capabilities with information technologies to create an intelligence-sharing operation that could identify threats before they become attacks.

From 1979 to 2003, Ms. Baginski served at the National Security Agency (NSA), where she held a variety of positions, including Signals Intelligence (SIGINT) Director, Senior Operations Office in the National Security Operations Center; Executive Assistant to the Director of NSA/Central Security Service, Chief Office of the Director; Assistant Deputy Director of Technology and Systems; and lead analyst for the Soviet Union.  As SIGINT Director, Ms. Baginski successfully established and directed a unified program to exploit encrypted or denied information on global networks.  Leading the NSA’s Signals Intelligence Directorate, the Nation’s high technology cryptologic organization, she managed a complex, geographically dispersed, distributed information production.

“Maureen Baginski brings to SI International a wealth of experience and demonstrated successes in the intelligence community,” said Ray Oleson, Executive Chairman of the Board of SI International.    “She has distinguished herself in a number of federal government leadership positions and is considered a visionary by transitioning the intelligence community to using information and information sharing as a weapon to prevent terrorist attacks.  We are truly honored to have Ms. Baginski join our Board of Directors.  With an extensive and honorary career at the NSA and FBI, she will provide great insight towards our focus area of Homeland Defense.”

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Ms. Baginski is the recipient of two Presidential Rank Awards, two Director of Central Intelligence National Achievement Medals, the Director of Military Intelligence’s Leadership Award, and NSA’s Exceptional Civilian Service Award.  Ms. Baginski holds a BA and MA in Slavic Languages and Linguistics from the University of Albany.  In December 2005, she received an honorary Doctorate of Humane Letters from the University of Albany for her service to the nation.

About SI International: SI International, a member of the Russell 2000 index, is a customer-focused professional services company, delivering critical information technology solutions and services enhancing mission capabilities, principally for the federal government.  The Company defines, designs, develops, deploys, trains, operates, and maintains information technology and network solutions for federal civilian and defense agencies.  SI International is ranked as the 40th largest Federal Prime IT Contractor by Washington Technology and has approximately 4,300 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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